[CITIBANK LOGO]

                                            January 3, 2002

Elk Associates Funding Corporation
747 Third Avenue
New York, New York 10017

Re:      $16,000,000 line of credit

Gentlemen:

         Citibank, N.A. ("Citibank") is pleased to advise you it holds available for Elk Associates Funding Corporation (the "Borrower"), a corporation organized and in good standing under the laws of the State of New York, a line of credit (the "Line") in the amount of $16,000,000, subject to the following terms and conditions:

     1.  DESCRIPTION OF THE LINE:

         Loans provided under the Line shall be evidenced by Citibank's standard Master Note (the "Note") in the amount of the Line. Each advance thereunder shall bear interest at a rate to be elected by the Borrower at the time of each advance thereunder equal to either:

         (i) PRIME RATE OPTION: A floating rate of interest equal to 1/2% below the prime rate of interest as published in the Money Rates column of the Wall Street Journal from time to time (the "Prime Rate"); any change in the Prime Rate shall take effect on the date of the change in the Prime Rate computed on the basis of actual days elapsed in a 360 day year, or

         (ii) LIBOR RATE OPTION: A fixed rate of interest equal to the Reserve Adjusted LIBOR, as such term is defined in the Note, plus a margin of 150 basis points for interest periods of 30, 60 or 90 days.

         Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable monthly in arrears commencing on the first day of the month following the date of the first advance under the Note. Any advance under the Line made by Citibank in its discretion shall be in an amount not less than $100,000 for Prime Rate advances and $250,000 for LIBOR Rate advances.

         In the event that an advance bears interest at the Prime Rate Option, such advance may be prepaid, in whole or in part, in increments of not less than $100,000, without premium or penalty.

         The Borrower agrees to indemnify Citibank and hold Citibank harmless from any loss or expense that Citibank may sustain or incur, in accordance with the terms set forth in the Note should the Borrower make any prepayment of the principal of an advance hereunder bearing interest at the LIBOR Rate or in the event of a default by the Borrower in the payment or performance of any terms of the Note or this line letter.

         Notwithstanding anything to the contrary contained herein, availability under the Line shall be subject to such limitations as may imposed by the U.S. Small Business Administration (the "SBA") from time to time pursuant to a borrowing base formula established and monitored by the SBA.

         In addition, availability under the Line shall be reduced by the greater of (a) the sum of (i) a $70,000 assumed exposure under a $10,000,000 swap agreement between the Borrower and Citibank due June 11, 2002 and (ii) a $400,000 assumed exposure under a $15,000,000 swap agreement between the Borrower and Citibank due June 11, 2003 or (b) the Bank's actual liability or obligations in connection with such swap agreements.

         The Borrower acknowledges and agrees that the Line is uncommitted and requests for advances or extensions of credit thereunder shall be approved in the discretion of Citibank, which may refuse to make an extension of credit under the Line at any time without prior notice to the Borrower, and that the performance or compliance by the Borrower of the agreements contained in this letter, or in any other document or agreement evidencing or securing such advances or extensions of credit, shall not obligate Citibank to make an advance or provide an extension of credit thereunder.

         Subject to the terms and conditions hereof, the Line shall be available until May 31, 2002.

     2.  PURPOSE OF THE LINE:

         The purpose of the Line shall be to support a portion of the loan portfolio of the Borrower.

     3.  GUARANTORS:

         Repayment of all loans, extensions of credit and financial accommodations provided under the Line together with interest and costs thereon shall be guaranteed, jointly and severally, by Ameritrans Capital Corp. ("Ameritrans"), EAF Holding Corp. and Elk Associates Funding Corp. (each a "Corporate Guarantor" and collectively, the "Corporate Guarantors") pursuant to Citibank's standard Guaranty of All Liability.

     4.  SECURITY FOR THE LINE:

         The Line shall be secured by a first priority security interest in all assets and personal property of the Borrower and the Corporate Guarantors pursuant to Citibank's standard General Security Agreement and duly filed UCC-1 Financing Statements. The priority of Citibank's security interest shall be ranked equally with the security interest in favor of Israel Discount Bank of New York ("IDB") and Bank Leumi USA ("Bank Leumi") pursuant to an intercreditor agreement among the banks satisfactory to Citibank.

     5.  CONDITIONS PRECEDENT:

         Prior to the Borrower's initial request for an advance under the Line, it shall have provided to Citibank:

             (i) A copy of the resolutions passed by the Borrower's Board of Directors certified by its Secretary as being in full force and effect authorizing the borrowing described herein and the execution of all documents and agreements required by Citibank to evidence and secure the Line; and

             (ii) A certified copy of the certificate of incorporation of the Borrower.

     6.  FINANCIAL REPORTING:

         The Borrower shall provide to Citibank:

             (i) As soon as available, but in any event within one hundred twenty (120) days after the last day of each fiscal year, a balance sheet of the Borrower, as of such last day of the fiscal year, and statements of income and retained earnings and cash flows for such fiscal year prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, such statements to be audited by a firm of independent certified public accountants satisfactory to Citibank.

             (ii) As soon as available, but in any event within one hundred twenty (120) days after the last day of each fiscal year, copies of Form 10-K of Ameritrans, filed or to be filed with the Securities and Exchange Commission, which shall include consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, such statements to be audited by a firm of independent certified public accountants satisfactory to Citibank.

             (iii) As soon as available, but in any event within sixty (60) days after the end of each fiscal quarter, copies of Form 10-Q of Ameritrans filed or to be filed with the Securities and Exchange Commission, which shall include consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows for such quarter, such statements to be prepared on a review basis in accordance with generally accepted accounting principles consistently applied, in reasonable detail, by a firm of independent certified public accountants satisfactory to Citibank.

             Each of the financial statements specified in Sections (i), (ii), and (iii) above shall be accompanied by a certificate signed by the president or chief financial officer of the Borrower to the effect that such statements fairly present the financial condition of the Borrower and Ameritrans as of the balance sheet date and results of the operations of the Borrower and Ameritrans for the period(s) then ended in accordance with generally accepted accounting principles consistently applied.

             (iv) As soon as available, but in any event within sixty (60) days after the end of each calendar quarter, (a) copies of the Borrowing Base Certificates submitted quarterly by the Borrower to the SBA demonstrating compliance with the SBA borrowing formula and (b) copies of the Borrower's loan lists and copies of custodian reports generated by IDB, all in form and substance satisfactory to Citibank.

             (v) As soon as available, but in any event within thirty (30) days after the end of each calendar month, copies of the Borrower's delinquency reports, all in form and substance satisfactory to Citibank.

             (vi) Such other financial or additional information as Citibank may from time to time request.

     7.   SPECIAL REQUIREMENTS:

         a. The Borrower agrees to maintain at all times:

             (i) a tangible net worth (the sum of capital surplus, earned surplus, capital stock and such other items as are allowable under generally accepted accounting principles minus deferred charges, intangibles, receivables due from stockholders, officers or affiliates and treasury stock) in an amount not less than $12,500,000.

             (ii) a maximum leverage ratio (the ratio of total unsubordinated liabilities to "capital base") of not greater than 2.0 to 1.0. Capital Base shall mean the sum of capital surplus, earned surplus, capital stock and such other items as are allowable under generally accepted accounting principles and subordinated liabilities minus deferred charges, intangibles, receivables due from stockholders, officers or affiliates and treasury stock.

         b. The Borrower covenants and agrees not to apply for or accept credit facilities from institutional or other lenders of funds in an amount in excess of $40,000,000 in the aggregate for all such credit facilities.

         c. The Borrower agrees that, with the exception of medallion loans which shall constitute at all times not less than sixty-five (65%) of the Borrower's total loan portfolio, loan concentrations in any other single industry shall not exceed twenty-five (25%) of the Borrower's aggregate loans receivable portfolio.

         d. The Borrower agrees that any security interest in its assets and personal property that it may have previously granted or may hereafter grant to the SBA will rank junior to the security interest in favor of Citibank, IDB and Bank Leumi pursuant to a form of subordination agreement satisfactory to Citibank.

         e. The Borrower agrees that the Line shall be "cross defaulted" to the obligations of the Borrower to IDB and Bank Leumi such that the occurrence of a default or event of default under any of such obligations shall constitute a default under the Line and the Note.

     8.  INTEGRATION:

         This letter replaces and supersedes that certain letter agreement dated January 4, 2001 between the Borrower and European American Bank, predecessor of Citibank.

     9.  ACCEPTANCE:

         If the foregoing is acceptable, please so indicate by signing and returning this letter before January 18, 2002, the date this letter will otherwise expire, unless extended in writing by Citibank.

                                       Very truly yours,

                                       CITIBANK, N.A.

                                       /S/ DENNIS NOCHOWITZ
                                       -----------------------------------------
                                       Dennis Nochowitz
                                       Group Vice President

Agreed and Accepted this
18th day of January, 2002

ELK ASSOCIATES FUNDING CORPORATION

By:      /S/ GARY C. GRANOFF
   ---------------------------------
         Name:  Gary C. Granoff
         Title:  President